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                                                                    EXHIBIT 6.18

                          PRODUCTION PAYMENT ASSIGNMENT

         THIS ASSIGNMENT (this "Assignment"), effective as of May 1, 1999 ("Effective Date"), is made from and by McGowen Resources Company, Inc., a Utah corporation whose address is Suite 205, 634 Preston Royal Shopping Center, Dallas, Texas, 75230 ("GRANTOR") to Conoco Inc., a Delaware corporation whose address is P.O. Box 2197, Houston, Texas, 77252 ("GRANTEE").

ARTICLE 1. THE PRODUCTION PAYMENT

         1.1 Assignment. GRANTOR does hereby, effective as of the Effective Date, GRANT, CONVEY, ASSIGN, TRANSFER, and DELIVER unto GRANTEE, as a production payment, a term overriding royalty interest carved out of and burdening the Subject Interests equal to and measured by 70 percent of the gross volume of Gas produced each day from the Cormier Well, up to a total cumulative volume of 400,000 MCF, TO HAVE AND TO HOLD the Production Payment unto GRANTEE, its successors and assigns, until the Termination Time. The Production Payment must at all times be treated as a term overriding royalty and an interest in real property under the laws of the State of Louisiana and all provisions of this Assignment must be construed accordingly.

         1.2 Non-Cost-Bearing Interest. The Production Payment is free and clear of, and GRANTEE is not responsible for, (i) all Direct Taxes and (ii) all costs and expense associated with acquiring, exploring, developing, maintaining, producing and operating the Subject Interests or of delivering Gas produced therefrom to the Delivery Point. GRANTOR shall pay all Direct Taxes promptly on or before the date they become due and owing. GRANTEE shall bear all taxes relating to the Production Payment other than Direct Taxes.

         1.3 Delivery Obligations and Delivery Points. The Delivery Point shall be the upstream flange of GRANTEE's metering facilities located near the Cormier Well. GRANTOR covenants and agrees to deliver to the Delivery Point each day the total volume of Gas produced from the Cormier Well. The parties acknowledge that GRANTEE will take delivery of Gas volumes in excess of the Production Payment under the terms of the Gas Purchase Contract.

         1.4 Termination. Except as extended pursuant to Section 2.3.2, the Production Payment will remain in full force and effect until the time (the "Termination Time") that a total cumulative volume of Gas equal to 400,000 MCF has been delivered to GRANTEE under the


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terms of this Assignment. At the Termination Time, the Production Payment will terminate and all rights, titles and interests in and to any Gas thereafter produced will automatically terminate and vest in GRANTOR; provided that GRANTOR's Gas produced from the Cormier Well will remain committed to the Gas Purchase Contract after the Termination Time. Upon request by GRANTOR, GRANTEE shall execute and deliver such instrument or instruments (in proper recordable form, if applicable) as may be necessary to evidence the termination of the Production Payment. Notwithstanding the foregoing or anything herein to the contrary, any obligations which GRANTOR may have to indemnify or compensate GRANTEE on account of Production Payment Gas produced before the Termination Time, shall survive any termination of the Production Payment.

ARTICLE 2. OPERATIONAL CONSIDERATIONS

         2.1 Operations. As between GRANTEE and GRANTOR, GRANTOR has exclusive management and control of all operations conducted on the Subject Interests. GRANTOR shall take or cause to be taken any and all actions that a prudent operator would deem necessary or advisable in the operation, maintenance and management of the Subject Interests and in the production, handling, treating and delivery of Hydrocarbons produced from the Cormier Well, and in so acting, GRANTOR shall not take into account the diminution in GRANTOR's share of production from the Cormier Well caused by the granting of the Production Payment. GRANTOR shall make its economic decisions as if GRANTOR owned the full interest in the Cormier Well undiminished by the Production Payment. Without limiting the foregoing, GRANTOR shall:

                  2.1.1 operate and maintain the Subject Interests in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction (including without limitation Environmental Laws), and in conformity with all leases and other contracts and agreements forming a part of or relating to the Subject Interests;

                  2.1.2 promptly pay all costs and expenses (including without limitation all Direct Taxes) and all costs, expenses and liabilities for labor, materials and equipment incurred in connection with the Subject Interests and all obligations to the holders of royalty interests and other interests affecting the Subject Interests) incurred in exploring,


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         developing, operating and maintaining the Subject Interests (or in producing, handling, treating and delivering Hydrocarbons produced therefrom);

                  2.1.3 maintain in full force and effect the Subject Interests, as well as all permits, licenses, easements, servitudes and other rights necessary or useful in connection with the operation or management of the Subject Interests; and

                  2.1.4 maintain in good working order and, to the extent necessary, repair and replace, the separation, delivery and related facilities that are now or hereafter located at the Delivery Point.

To the extent that GRANTOR is not the operator of the Subject Interests, GRANTOR shall exercise its full legal rights to cause the operator of the Subject Interests to take any and all actions as are required in this Section 2.1.

         2.2 Prohibition Against Shut-in or Abandonment of Cormier Well. Until the termination of the Production Payment, GRANTOR shall not (i) abandon the Cormier Well or voluntarily surrender, abandon or release any Subject Interest without first tendering assignment of the Subject Interests to GRANTEE or (ii) voluntarily shut-in or restrict the flow from the Cormier Well.

         2.3 Recompletions and Reworking of the Cormier Well.

                  2.3.1 Obligation of GRANTOR. If, prior to the termination of the Production Payment, the Cormier Well ceases to produce Gas in paying quantities, and it would be economically feasible (without regard to the burden of the Production Payment) to restore the Gas production from the well by reworking, reconditioning, recompleting, plugging back, or otherwise conducting operations relative to such well, GRANTOR shall take such action to restore the productivity of Hydrocarbons from such well.

                  2.3.2 GRANTEE's Right to Compel Operations. If at any time prior to the Termination Time GRANTEE in its good faith judgment believes that GRANTOR has failed to rework or recomplete a potentially economic producing zone, GRANTEE will have the right to propose a workover or recompletion project ("Project") for the Cormier Well, including a reasonably detailed description of the work to be performed. Within 30 days after receipt of GRANTEE's proposal, GRANTOR must advise GRANTEE whether GRANTOR will perform the Project at GRANTOR's expense. If GRANTOR declines to perform the Project at its own expense, GRANTEE may elect to cause

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         GRANTOR to perform the Project at GRANTEE's expense. If GRANTEE elects to provide funding for the Project, GRANTOR and GRANTEE will mutually agree on drilling and other contractors to perform the Project, GRANTOR will contract with the selected contractor(s) for the Project, and GRANTEE will reimburse GRANTOR for the service charges paid to the contractor(s) for performance of the Project; provided that GRANTER will not be liable for any losses of the well or any contractor's equipment. If GRANTEE provides funding for the Project, the Termination Time will be extended as required to permit GRANTEE to recover payout of the Project in addition to the total cumulative volume of 400,000 MCF described in Sections 1.1 and 1.4. Production Payment Gas attributable to payout of the Project will be delivered after delivery of the cumulative volume of 400,000 MCF and will be valued each month at the price paid by GRANTEE for Gas delivered under the Gas Purchase Contract.

         2.4. Adverse Claims. GRANTOR will provide prompt written notice to GRANTEE of every material adverse claim or demand made by any person affecting the Subject Interests or the Gas produced therefrom and of any proceedings instituted or threatened with respect to the Subject Interests or the Gas produced therefrom. GRANTOR will cause all necessary and proper steps to be diligently taken to protect and defend the Subject Interests and such Gas against any such proceedings or adverse claim or demand.

         2.5. Insurance and Replacement. GRANTOR shall maintain or cause to be maintained, at its sole cost and expense and with financially sound and reputable insurers, insurance covering the Cormier Well and the equipment and facilities located thereon against such liabilities, casualties, risks and contingencies and in such types, as is customary in the case of companies engaged in similar operations and having similar property. All liability insurance must name GRANTEE as an additional insured. At GRANTEE'S request, GRANTOR shall furnish GRANTEE certificates of insurance or letters of self insurance demonstrating that GRANTOR has obtained the required insurance coverage. Such certificates shall contain a statement that the insurance coverage may not be materially changed or cancelled without at least 30 days' prior written notice to GRANTEE.

         2.6 Renewals and Extensions and New Leases. This Assignment and the Production Payment shall apply to all renewals, extensions and other similar arrangements of the leases which are included in the Subject Interests, whether such renewals, extensions or arrangements


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have heretofore been obtained by GRANTOR or are hereafter obtained by or for
GRANTOR or any Affiliate thereof and whether or not the same are described in
Section 7.1. For the purposes of the preceding sentence, a new lease which covers the same interest (or any part thereof) which was covered by a prior lease, and which is acquired within one year after the expiration, termination, or release of such prior lease, shall be treated as a renewal or extension of such prior lease; provided that a new lease taken after expiration, termination or release of a prior lease due to the permanent failure of production in paying quantities from the Cormier Well to maintain such lease in force and effect shall not constitute a renewal or extension of the subject prior lease for purposes hereof.

ARTICLE 3 NO LIABILITY OF GRANTEE; INDEMNITY

         3.1 No Liability of GRANTEE. GRANTEE is not responsible for any part of the costs, expenses or liabilities incurred in connection with the exploring, developing, operating, owning or maintaining of the Subject Interests, the physical condition of the Subject Interests, or the handling, treating or delivery of Hydrocarbons produced from the Subject Interests (including any costs, expenses, losses or liabilities related to violation of an Environmental Law or otherwise related to damage to or remediation of the environment, whether the same arise out of GRANTEE's ownership of an interest in property or out of the actions of GRANTOR or GRANTEE or of third parties), or the failure by GRANTOR to have good and defensible title to the Subject Interests free and clear of all burdens, encumbrances, liens and title defects (including any costs, expenses, losses or liabilities suffered by GRANTEE as a result of any claim that GRANTEE must pay over to any person any part of the proceeds of Production Payment Gas at any time previously received or thereafter to be received by GRANTEE).

         3.2 Indemnity by GRANTOR. Except as otherwise provided in this Assignment, GRANTOR agrees to indemnify and hold GRANTEE harmless from and against all costs, expenses, losses and liabilities incurred by GRANTEE in connection with any of the matters described in the foregoing section or in connection with the Production Payment, this Assignment, or the transactions and events (including the enforcement or defense thereof) at any time associated with or contemplated in any of the foregoing. Such indemnity also covers all costs and expenses of GRANTEE, including reasonable legal fees and expenses, incurred incident to the matters indemnified against. The foregoing indemnification extends to GRANTEE and its successors and assigns, all their respective Affiliates, and all the respective


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officers, directors, agents, beneficiaries, trustees, attorneys and employees of themselves and their Affiliates. THE FOREGOING INDEMNITY APPLIES WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF GRANTEE OR ANY OTHER PERSON OR ENTITY INDEMNIFIED HEREUNDER AND APPLIES, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY PERSON
INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE, RULE, REGULATION, THEORY OF STRICT LIABILITY OR OTHERWISE. The foregoing indemnity does not, however, apply to any costs, expenses, losses or liabilities proximately caused solely by the gross negligence or willful misconduct of GRANTEE. In addition, the indemnification and hold harmless provisions contained in this Section 3.2 and elsewhere in this Assignment do not apply to any costs, expenses, losses or liabilities that arise out of the failure by GRANTEE (or any person other than GRANTOR or any affiliate of GRANTOR) to perform its obligations under, or that are otherwise based upon, any contractual arrangement entered into directly by GRANTEE and relating to the handling, transportation, sale or other disposition of Production Payment Gas at or after the Delivery Points. The foregoing indemnity will survive the termination of the Production Payment and of this Assignment.

ARTICLE 4. ASSIGNMENT

         4.1 Assignments by GRANTOR. GRANTOR shall not assign, sell, transfer, convey, exchange, mortgage or pledge all or any part of the Subject Interests or create any lien thereon or security interest therein without the prior written consent of GRANTEE, which consent shall not be unreasonably withheld.

         4.2 Assignments by GRANTEE. GRANTEE shall not assign, sell, transfer, convey, exchange, mortgage or pledge all or any part of its interest in the Production Payment or create any lien thereon or security interest therein without the prior written consent of GRANTOR, which consent shall not be unreasonably withheld.

         4.3 Binding Effect. All the covenants and agreements of GRANTOR and GRANTEE in this Assignment are real rights burdening the Subject Interests. All of the provisions hereof are binding upon and inure to the benefit of the parties hereto, and their respective permitted successors and assigns.


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ARTICLE 5. WARRANTY; SUBROGATION

         5.1 Warranty. GRANTOR shall warrant and forever defend all and singular title to the Production Payment unto GRANTEE, its successors and assigns, against every person claiming or to claim the same or any part thereof. Without limitation of the generality of the foregoing, GRANTOR represents and warrants to GRANTEE that GRANTOR's ownership of the Subject Interests does and will entitle GRANTOR to receive (subject to and before giving effect to the Production Payment), free and clear of liens and encumbrances, a percentage of the gross Gas production from the Cormier Well greater than the Production payment granted herein.

         5.2 Subrogation. This Assignment is made with full substitution and subrogation of GRANTEE in and to all covenants, representations and warranties by others heretofore given or made with respect to the Subject Interests.

ARTICLE 6. MISCELLANEOUS

         6.1 Governing Law. This shall be construed and enforced in accordance with and governed by the laws of the State of Louisiana, without regard to principles of conflicts of law, and the laws of the United States of America.

         6.2 No Partnership. Nothing in this Assignment may be construed to constitute either party hereto (under state law or for tax purposes) in partnership with the other party.

         6.3 Ownership of Equipment. The Production Payment does not include any right, title or interest in and to any of the personal property, fixtures, structures or equipment now or hereafter placed on, or used in connection with, the Subject Interests.

         6.4 Further Assurances. GRANTOR agrees to execute and deliver to GRANTEE all such other and additional instruments, notices, division orders, transfer orders and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to GRANTEE the rights, titles, interest and estates conveyed to GRANTEE hereby or intended to be so conveyed.

         6.5 Notices and Addresses. All notices and other communications required or permitted under this Assignment must be in writing and, unless otherwise specifically provided, must be delivered personally or by telecopier or by registered or certified mail, postage prepaid, or by delivery service with proof of delivery, at the respective addresses shown below, and will be deemed delivered on the date of receipt. Either party may specify as its proper address any other street address within the continental limits of the United States by giving notice to the other


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party, in the manner provided in this Section, at least 15 days prior to the effective date of such change of address.

GRANTOR:                                         GRANTEE:

Mr. James P. McGowen                             Conoco Inc.
McGowen Resources Company, Inc.                  3807 Luke Powers Road
634 Preston Royal Shopping Center, Ste. 205      Lake Charles, La. 70615
Dallas, TX 75230

Tele: (214) 265-1161                             Tele: (318) 494-4437
Fax: (214) 265-7727                              Fax: (318) 494-4465


ARTICLE 7. DEFINITIONS AND INTERPRETATION

         7.1 Defined Terms. When used in this Assignment or in any exhibit or schedule hereto (unless otherwise defined in any such exhibit or schedule), the following terms have the following meanings:

         "Affiliate" means, with respect to any person: (a) any other person directly or indirectly owning, controlling or holding with power to vote 50% or more of the outstanding voting securities of such person, (b) any other person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such person, and (c) any other person directly or indirectly controlling, controlled by or under common control with such person.

         "Delivery Points" is defined in Section 1.3.

         "Direct Taxes" means all ad valorem, property, gathering, transportation, pipeline regulating, gross receipts, severance, production, excise, heating content, carbon, value, value added, environmental, occupation, franchise, sales, use, fuel, and other taxes and governmental charges and assessments imposed on or as a result of all or any part of the Subject Interests, the Hydrocarbons produced from Subject Interests or the proceeds thereof, the Production Payment, or the Production Payment Gas or the proceeds thereof, regardless of the point at which or the manner in which such taxes, charges or assessments are charged, collected, levied or otherwise imposed. The only taxes that are not Direct Taxes are federal income taxes, state income taxes, and franchise taxes levied against GRANTEE and any other taxes levied against the overall net income of GRANTEE.


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         "Environmental Laws" means all applicable local, state or federal laws, rules, regulations, or orders regulating or otherwise pertaining to (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any other environmental medium on or off any Subject Interest, or (c) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar and whether now existing or hereinafter enacted:
THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED BY THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto.

         "Gas" means natural gas and all other hydrocarbons that are gaseous in their natural or as-produced state, including casinghead gas, whether or not such natural gas and other gaseous hydrocarbons are processed. As used in this Assignment, the term Gas does not include volumes of Gas unavoidably lost in the production thereof or in the compression or transportation thereof prior to the Delivery Point, or used by GRANTOR for the production of Hydrocarbons or for the compression or transportation of Hydrocarbons prior to the Delivery Point, only to the extent the same is lost or used in the course of operations which are being conducted prudently and in a good and workmanlike manner.

         "Gas Purchase Contract" means that certain Gas Purchase Contract dated May 1, 1999, as from time to time amended or supplemented, between GRANTEE, as buyer, and GRANTOR, as seller, providing for the purchase and sale of Gas produced from the Subject Interests in excess of Production Payment Gas.

         "GRANTEE" means Conoco Inc., and, unless the context in which used requires otherwise, such term also includes any successor-owner at the time in question of any or all of the Production Payment.

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         "GRANTOR" means McGowen Resources Company, Inc., and, unless the context in which used requires otherwise, such term also includes any successor-owner at the time in question of any or all of the Subject Interests.

         "Hydrocarbons" means oil and Gas.

         "MCF" means 1000 Cubic Feet of Gas. A Cubic Foot of Gas is the volume of Gas contained in one cubic foot of space at a standard pressure base of
15.025 pounds per square inch gauge and at a standard temperature base of 60 degrees Fahrenheit.

         "Production Payment" means the term overriding royalty granted to GRANTEE under this Assignment, and all other rights, titles, interests, estates, remedies, powers and privileges appurtenant or incident to such term overriding royalty, whether hereunder, under the Purchase and Sale Agreement, by operation of law, or otherwise.

         "Production Payment Gas" means all Gas produced from the Cormier Well that is allocable to the Production Payment.

         "Purchase and Sale Agreement" means the Purchase and Sale Agreement of even date herewith between GRANTOR and GRANTEE, as from time to time amended or supplemented, relating to the Production Payment assigned hereunder.

         "Subject Interests" means all of GRANTOR's right, title and interest in the oil, gas and/or mineral lease(s) listed on Exhibit A hereto, INSOFAR AS natural gas is produced from such leases through the wellbore of the Cormier
Well:

         "Termination Time" is defined in Section 1.4.

         6.2 Rules of Construction. All references in this Assignment to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Assignment unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and do not constitute part of such subdivisions and must be disregarded in construing the language contained in such subdivisions.

         This Assignment is executed this 18th day of May, 1999, but made effective as of the Effective Date.


                                          GRANTOR:
                                          MCGOWEN RESOURCES COMPANY, INC.
Witnesses:
                                          By: /s/ JAMES P. MCGOWEN
                                              ---------------------------

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/s/ [ILLEGIBLE]
---------------------------
                                          Name:  James P. McGowen
/s/ THERESA A. BAKER                      Title: President
---------------------------

                                          GRANTEE
                                          CONOCO INC.

Witnesses:
                                          By: /s/ DAVID A. NICKS
                                              ---------------------------
/s/ [ILLEGIBLE]                           Name:  David A. Nicks
---------------------------               Title: Director Gas Supply

/s/ [ILLEGIBLE]
---------------------------

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